UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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NESS TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

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    Item 1.    On June 10, 2011, Ness Technologies, Inc. issued the following letter to its customers:

June 10th, 2011

Dear valued Ness customer,

I am very pleased to inform you that Ness has signed a merger agreement to be acquired by an affiliate of Citi Venture Capital International (CVCI), a global private equity investment fund specializing in investments in the technology and business services sectors. CVCI is a reputable and well-capitalized participant in the private equity and capital markets with a track record of success with its investments.

We are very excited about this opportunity, which we believe delivers significant value to our stockholders and which brings us a partner that fully supports our strategic goal of further solidifying and enhancing our position as a global IT services and solutions provider on the basis of our quality, professionalism, vertical expertise, reliability and technical innovation.

CVCI has been a Ness stockholder for three years and understands the importance of our values, strong culture and focus on building long-term customer relationships to achieving our strategic goals. We do not anticipate significant changes in our operations or management prior to or following the completion of the transaction, and we will conduct our business with you in the same manner and with the same team as we have always done.

Completion of the transaction, which is expected to occur in the next three to six months, is subject to regulatory approvals and other customary closing conditions, including the approval of our current stockholders. After the transaction, Ness will become a privately-held company, we will no longer make public filings with the Securities and Exchange Commission and the Israeli Securities Authority, and our common stock will no longer be traded on Nasdaq and the Tel Aviv Stock Exchange.

Until the transaction is complete, it is business as usual. Our business activities and entire organization will remain focused on our customers and on the tactical steps integral to our growth and achievement of our strategic goals.

On behalf of the entire Ness organization, I want to assure you that Ness will remain the same great company you have been working with and that we remain totally committed to providing you with the same level of quality, reliability and overall value to which you have become accustomed.

Attached is a copy of the formal press release we issued on Friday, June 10, 2011, as well as a Frequently Asked Questions document we have prepared for our customers.

As we move forward in this next chapter of our company’s history, we will continue to keep you informed. In the meantime, if you have any immediate needs or concerns, please reach out to your Ness Account Manager.

We look forward to doing business with you for many more years.

Best regards,

/s/ Sachi Gerlitz

Sachi Gerlitz
CEO and President

    Item 2.    On June 10, 2011, Ness Technologies, Inc. issued the following letter to its partners:

June 10th, 2011

Dear valued Ness partner,

I am very pleased to inform you that Ness has signed a merger agreement to be acquired by an affiliate of Citi Venture Capital International (CVCI), a global private equity investment fund specializing in investments in the technology and business services sectors. CVCI is a reputable and well-capitalized participant in the private equity and capital markets with a track record of success with its investments.

We are very excited about this opportunity, which we believe delivers significant value to our stockholders and which brings us a partner that fully supports our strategic goal of further solidifying and enhancing our position as a global IT services and solutions provider on the basis of our quality, professionalism, vertical expertise, reliability and technical innovation.

CVCI has been a Ness stockholder for three years and understands the importance of our values, strong culture and focus on building long-term customer relationships to achieving our strategic goals. We do not anticipate significant changes in our operations or management prior to or following the completion of the transaction, and we will conduct our business with you in the same manner and with the same team as we have always done.

Completion of the transaction, which is expected to occur in the next three to six months, is subject to regulatory approvals and other customary closing conditions, including the approval of our current stockholders. After the transaction, Ness will become a privately-held company, we will no longer make public filings with the Securities and Exchange Commission and the Israeli Securities Authority, and our common stock will no longer be traded on Nasdaq and the Tel Aviv Stock Exchange.

Until the transaction is complete, it is business as usual, and we look forward to continued strong relationships with all of our partners and vendors.

On behalf of the entire Ness organization, I want to assure you that Ness will remain the same great company you have been working with and that we remain totally committed to providing you with the same overall value to which you have become accustomed.

Attached is a copy of the formal press release we issued on Friday, June 10, 2011, as well as a Frequently Asked Questions document we have prepared for our partners and vendors.

As we move forward in this next chapter of our company’s history, we will continue to keep you informed. In the meantime, if you have any immediate needs or concerns, please reach out to your regular Ness contact person.

We look forward to doing business with you for many more years.

Best regards,

/s/ Sachi Gerlitz

Sachi Gerlitz
CEO and President

    Item 3.    On June 10, 2011, Ness Technologies, Inc. issued the following letter to its employees:

June 10th, 2011

Dear colleagues,

I am very pleased to inform you that Ness has signed a merger agreement to be acquired by an affiliate of Citi Venture Capital International (CVCI), a global private equity investment fund specializing in investments in the technology and business services sectors. CVCI is a reputable and well-capitalized participant in the private equity and capital markets with a track record of success with its investments.

This is an all-cash transaction in which CVCI will acquire 100% percent of Ness’ shares. For more details about the transaction, see the attached press release which we issued today.

We do not anticipate significant changes in our operations or management prior to or following the completion of the transaction. Under CVCI’s ownership, we expect to continue to focus on our strategic goal of further solidifying and enhancing our position as a global IT services and solutions provider on the basis of our quality, professionalism, vertical expertise, reliability and technical innovation. Until the transaction is complete it is business as usual.

CVCI has been a Ness stockholder for three years and understands the importance of our values, strong culture and focus on building long-term customer relationships to achieving our strategic goals. We view CVCI’s interest in acquiring Ness as a vote of trust in Ness’ value and in you, our employees, who are responsible for these achievements.

Next Steps

We signed what is known as a “definitive agreement” with CVCI, but we still need to go through the process of obtaining regulatory approvals and satisfying other customary closing conditions, including obtaining the approval of our current stockholders, before the transaction is complete. We expect that this process will take the next three to six months.

When the transaction is completed, Ness will become a privately-held company and will no longer make public filings with the U.S. Securities and Exchange Commission and the Israel Securities Authority, and our common stock will no longer be traded over Nasdaq and the Tel Aviv Stock Exchange. From a practical point of view, it will be as if we are switching our current stockholders and board of directors for a new one, even though the technical legal structure may be different.

It is important that during this transition we continue our core focus on providing outstanding customer service, executing our strategy and delivering solid operating and financial performance – there’s a lot of work to do in the coming quarters.

Additional Information

I know that many of you will have questions about today’s announcement. Therefore, please read the attached press release and the list of frequently asked questions included at the bottom of my email. Additionally, we will host several employee communication meetings with management beginning on Sunday, June 12, 2011, to answer any additional questions you may have. And, as always, you are more than welcome to refer any question you may have directly to me through the ‘AskTheCEO’ mail.

We are in the early stages of this process, and some questions are still being answered. Together with your business unit leaders, we will make every possible effort to bring clarity to these as we move forward.

Looking Forward

I hope you will join me in embracing this thrilling new opportunity. At the same time, I ask you to remain diligent in our goal to advance the business and success of Ness. Together we will take Ness to a new level, now with an additional arrow in our quiver. I look forward to the exciting future that we will shape.

On behalf of myself and the executive management team, I want to congratulate all of you on our success as we look forward to an exciting future and I ask that each of you remain focused on the outstanding work you do every day to meet and exceed our customers’ expectations.

Thank you for your ongoing hard work, commitment and support.

Best regards,

/s/ Sachi Gerlitz

Sachi Gerlitz

Item 4.	On June 10, 2011, Ness Technologies, Inc. issued the following Frequently Asked Questions document for the benefit of stockholders, customers, partners and employees:

Frequently Asked Questions

Questions relating to the transaction
1.     What are the main terms of the deal?

Under the terms of the agreement, an affiliate of Citi Venture Capital International (CVCI) will acquire all of the outstanding common shares of Ness in cash for $7.75 per share through a merger transaction. The total enterprise value of the transaction is approximately $307 million. After the completion of the merger, we will stop making filings with the U.S. Securities and Exchange Commission and the Israeli Securities Authority, and our common stock will no longer be listed and traded on NASDAQ and the Tel Aviv Stock Exchange, since 100% of our shares will be owned by CVCI.

2.     Can you tell us more about CVCI?

Established in 2001, CVCI is a leader in global emerging markets private equity investing, and currently manages over $7 billion in equity investments and committed capital. CVCI has an internationally integrated investment team with over 45 professionals worldwide with a local presence in Singapore, Mumbai, New Delhi, Hong Kong, London, New York and Santiago. CVCI-advised funds have made significant investments in Business Services and Cross-Border Outsourcing companies and have an established track record of investments in our sector and a global perspective of the trends and drivers in the industry. Over the last decade, funds and entities advised by CVCI have invested in business services and IT Services companies in China, the U.S., India, Mexico, and Korea.

3.     How certain is the completion of the transaction and when is it expected to close?

The completion of the transaction is subject to approval by Ness’ stockholders, the receipt of certain regulatory approvals and the satisfaction of other customary closing conditions. We expect that we will complete the transaction in the next three to six months, although we cannot provide assurances that the transaction will be completed.

4.     What happens if the transaction is not completed?

We would remain a public company, our stockholders would not receive payment for their Ness common stock and our common stock would continue to be listed and traded on NASDAQ and the Tel Aviv Stock Exchange.

5.     What happens to Ness’ business between now and the closing of the merger?

We will continue to operate our business as we are now. We will continue to stay focused and drive our business forward during this transition period.

6.     Where can I get more information about the transaction?

A press release describing the transaction is posted on Ness’ website. Additional information regarding the transaction will be provided in a definitive proxy statement we will file with the U.S. Securities and Exchange Commission and Israel Securities Authority.

Questions relating to the business
7.     Will Ness’ customers be affected by the acquisition?

Not at all. The nature of the transaction is a change of Ness’ stockholders. We do not expect any change in the company’s strategy or mode of operation. Our main priority is the stability of our customer base. Business will continue as usual for our customers and prospects, and we will continue to operate as we have to date.

8.     Who will be the escalation point or executive sponsor for our account following the acquisition?

There will be no change in customers’ point of contact at Ness. Each business unit will continue to work as it has up to now.

9. Will Ness’ partners be affected by the acquisition? No. It will be business as usual.
10. Will the acquisition change Ness’ financial stability? We anticipate that Ness will remain financially stable prior to and following the completion of the acquisition.
11. Will there be any change in our operations or management? No. We do not anticipate significant changes in our operations or management prior to or following the completion of the transaction.
12. Will Ness’ corporate headquarters remain in Israel? Yes. There are no plans to relocate the corporate offices.
13. Does CVCI intend to sell or close any parts of the company after the closing? CVCI does not have any plans to sell or close any parts of the Company.
14. Will Ness change its name? No. Ness will not change its name. CVCI views the Ness name, brand and history as valuable and important assets of the company.
Questions relating to my employment
15.   Why is this good for me as an employee?

CVCI has been a Ness stockholder for three years and understands the importance of our values, strong culture and focus on building long-term customer relationships to achieving our strategic goals. We view CVCI’s interest in acquiring Ness as a vote of trust in Ness’ value and in you, our employees, who are responsible for these achievements. Under CVCI’s ownership, we expect to continue to focus on our strategic goal of further solidifying and enhancing our position as a global IT services and solutions provider on the basis of our quality, professionalism, vertical expertise, reliability and technical innovation.

16.   Will there be any layoffs as a result of the acquisition?

Ness continuously strives for operational excellence, and the acquisition will not change this. The terms of the merger agreement do not call for the elimination of any positions or any restructuring of operations, and CVCI has indicated to us that it is not planning layoffs as a result of the acquisition.

17.   Will my job change?

We do not expect any material job changes as a result of the acquisition. However, we expect employees across the company to be able to benefit from new opportunities as we continue to grow and expand.

18.   Will there be any change in my compensation or benefit programs?

We do not anticipate any compensation and benefits changes as a result of the transaction, except that the company will not grant equity incentive awards to employees as a part of their compensation packages prior to the closing. We expect that CVCI will reach out to affected employees prior to the completion of the acquisition to discuss its plans for incentive compensation after the closing.

19.   What will happen with my vested and unvested stock options, restricted stock units and restricted stock?

Outstanding unvested restricted stock units and restricted stock will vest automatically at the closing of the merger and will be exchangeable for cash at $7.75 per share. All outstanding unvested options will also vest automatically at the closing of the merger, and their holders will be entitled to receive an amount equal to the difference between $7.75 and the per share exercise price (provided the per share exercise price of the options is below $7.75). Options with an exercise price in excess of $7.75 per share will be cancelled without payment.

20.   Can I exercise options and buy/sell Ness stock between now and the closing?

All Ness employees and directors are, as always, subject to our insider trading policies. If you choose, you may exercise any vested options and/or buy or sell stock on the open market between now and the closing date of the merger (subject to any trading blackouts that may apply to you), provided that you are not in possession of any material non-public information about the company.

21. Can we continue to hire new employees (if approved within our operating plans)? Yes, it will be business as usual.
22.   What should we expect to happen in the coming months?

Until the transaction closes it will be “business as usual” and Ness will continue to operate as a public company. You should work at your job with your usual diligence and focus. As the transaction process progresses, there will be periodic regulatory filings, including but not limited to a proxy statement describing the details of the transaction. If there are any material updates in the process, we will keep you updated.

23.   Who should I speak to if I have additional questions?

We will host several employee communication meetings to answer any additional questions you may have. If you have further questions, please contact your supervisor or any member of our senior management.

24.   What should I do if customers, partners or vendors approach me with questions? Can I discuss the transaction with Ness’ customers, partners and vendors?

Only authorized officers of Ness and CVCI should speak with customers, partners or suppliers regarding the specific terms of the transaction. If a customer, vendor or partner asks about the transaction, you may direct them to the Ness and CVCI websites so that they can read the press release and obtain additional information about the transaction. Further, you may refer their questions to your supervisor, to the relevant account manager, or to a member of our senior management.

Important Additional Information and Where You Can Find It

In connection with the proposed transaction, the Company will file a proxy statement with the SEC.  INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and stockholders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company at the SEC’s website at www.sec.gov. The proxy statement (when available) and other relevant documents may also be obtained for free from the Company by directing a request to Investor Relations, Ness Technologies, 300 Frank W. Burr Boulevard, 7th Floor, Teaneck, NJ 07666, USA, telephone: +1 (201) 488-3262.

The Company and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Certain directors and executive officers of Ness have interests in the transaction that may differ from the interests of the Company’s stockholders generally, with respect to, among other things, acceleration of vesting of stock options, restricted stock and restricted stock units, and other benefits conferred under employment agreements and other arrangements. Certain information regarding the interests of such directors and executive officers is set forth in the Company’s proxy statements and Annual Reports on Form 10-K previously filed with the SEC, and will be described in the proxy statement relating to the transaction when it becomes available.